Exhibit 10(aa)

Description of Divestiture Incentive Awards Granted in 2008

In 2008, the E.ON AG Board of Management granted an incentive award opportunity to the executive officers in connection with the consummation of a change in control of LG&E and KU Energy LLC.  Payment of the award opportunity depended upon objective factors - the price paid for the company - and the following subjective factors:

•                                          preparation of information memorandum, data room, VDD reports

•                                          preparation and conduct of management presentations, expert meetings, site visits and answering of questions

•                                          support of negotiations and definitive documents

•                                          conduct of final confirmatory due diligence

•                                          participation in regulatory proceedings and

•                                          execution of other tasks in support of the change in control.

Possible payments ranged from 0 percent to 150 percent of base salary and target short-term incentive for the year in which the change in control occurred.  The threshold, target and maximum amounts payable under the award opportunity for the named executive officers are as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
Victor A. Staffieri Chief Executive Officer	354,909	1,419,635	2,129,453
S. Bradford Rives Chief Financial Officer	155,400	621,600	932,400
John R. McCall EVP General Counsel - Corporate Secretary, Chief Compliance Officer	190,463	761,850	1,142,775
Chris Hermann SVP Energy Delivery	122,288	489,150	733,725
Paul W. Thompson SVP Energy Services	145,050	580,200	870,300